Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                           INVESCO PRIME INCOME TRUST

A Special Meeting ("Meeting") of Shareholders of Invesco Prime Income Trust was held on Wednesday, September 14, 2011, adjourned until September 22, 2011 and adjourned until October 19, 2011. The Meeting on October 19, 2011 was held for the following purpose:

                                                                                                  Votes       Withheld/     Broker
MATTER                                                                             Votes For     Against     Abstentions  Non-Votes
------------------------------------------------------------------------------  -------------  ------------  -----------  ----------
(1) To approve an Agreement and Plan of Reorganization between Invesco             33,317,745     1,884,874    3,380,227        0
    Prime Income Trust (the "Target Fund") and Invesco Van Kampen Senior
    Loan Fund (the "Acquiring Fund") providing for: (a) the acquisition of all of the assets and assumption of all of the liabilities of the
    Target Fund by the Acquiring Fund in exchange for Class IB Shares of the Acquiring Fund; (b) the distribution of such Class IB Shares of the acquiring Fund to the shareholders of the Target Fund; and (c) the liquidation and termination of the Target Fund